SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 2, 1997

                       Williams Industries, Incorporated
                (Exact name of registrant as specified in its chart)

Virginia                   0-8190                     54-0899518
(State or other         (Commission                (I.R.S. Employer
jurisdiction of         File Number)               identification No.)
incorporation)

2849 Meadow View Road, Falls Church, Virginia                     22042
(Address of principal executive offices)                        (Zip Code)


                                (703) 560-5196
               (Registrant's telephone number, including area code)

                                Not Applicable
      (Former names or former address if changes since last report)

Item 5. Other Events.

     As of March 31, 1997 the Company settled its Bank Group debt of approximately $8.5 million by the payment of approximately $1.9 million, the transfer of approximately $1 million to the Company's existing real estate loan, and the issuance of convertible debentures in the aggregate amount of $500,000 due February 1, 2000 to the Bank Group members (NationsBank and the Federal Deposit Insurance Corporation). Upon completion of the transaction, the remaining Bank Group debt was forgiven. The debentures are convertible at the time until maturity or payment into 20% of the Company's common stock outstanding at the time of conversion. The debentures provide that the company may prepay them upon 30 days notice to the holders but the debentures nevertheless maybe partially or fully converted prior to the expiration of the 30 day notice period.

     A portion of the funds required for the transaction were borrowed from CIT Group/Credit Finance, Inc. on a loan and security agreement which provides for a term loan of approximately $3 million, amortizing at $34,750 per month, plus interest at prime + 2.5%, with the entire balance due and payable on March 31, 2000, secured by substantially all of the Company's assets.

     The Company has realized a substantial gain in this transaction, which will be included as an extraordinary gain in the Company's third quarter financial statements for the quarter ending April 30, 1997. Net of transaction costs and other charges associated with the transaction, the gain approximates $4.5 million.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 WILLIAMS INDUSTRIES, INCORPORATED


Date:   April 2, 1997                         /s/
                                -----------------------------------
                                 Frank E. Williams, III
                                 President